As Filed with the Securities and Exchange Commission on July 29, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENBRIDGE INC.	ENBRIDGE FINANCE COMPANY INC.
(Exact name of Registrant as specified in its charter)

Canada	Canada
(Province or Other Jurisdiction
of Incorporation or Organization)

4923	4923
(Primary Standard Industrial
Classification Code Number (if applicable))

None	None
(I.R.S. Employer
Identification Number (if applicable))

3000, 425 – 1st Street S.W.	3000, 425 – 1st Street S.W.
Calgary, Alberta, Canada T2P 3L8	Calgary, Alberta, Canada T2P 3L8
Telephone Number: (403) 231-3900	Telephone Number: (403) 231-3900
(Address and telephone number of Registrant’s principal executive offices)

Chris Kaitson	Chris Kaitson
Enbridge (U.S.) Inc.	Enbridge (U.S.) Inc.
1100 Louisiana, Suite 3200	1100 Louisiana, Suite 3200
Houston, Texas 77002	Houston, Texas 77002
Telephone Number: (713) 650-8900	Telephone Number: (713) 650-8900
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Robert E. Buckholz, Jr.	Alison T. Love
Sullivan & Cromwell LLP	Vice President & Corporate Secretary
125 Broad Street	Enbridge Inc.
New York, New York 10004	3000, 425 – 1st Street S.W.
Telephone Number: (212) 558-4000	Calgary, Alberta, Canada T2P 3L8
Telephone Number: (403) 231-3900
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.
Province of Alberta
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):
A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada

B. ☑	At some future date (check the appropriate box below):
1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on

3. ☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box. ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Price(1)(2)	Price(1)(2)	Fee(3)
Debt Securities of Enbridge Inc.
Guarantees by Enbridge Inc. of Debt Securities of Enbridge Finance Company Inc.(4)
Common Shares of Enbridge Inc.(5)
Preferred Shares of Enbridge Inc.
Debt Securities of Enbridge Finance Company Inc.
Share Purchase Contracts of Enbridge Inc.
Units of Enbridge Inc. and Enbridge Finance Company Inc.
Total	US$2,000,000,000(6)	100%	US$2,000,000,000	US$78,600

(1)	There are being registered under this registration statement such indeterminate number of shares of common shares and preferred shares, such indeterminate principal amount of debt securities, which may be senior or subordinated, and such indeterminate number of stock purchase contracts of Enbridge Inc. as may from time to time be offered at indeterminate prices. There are being registered under this registration statement such indeterminate principal amount of senior debt securities of Enbridge Finance Company Inc. and the related guarantees by Enbridge Inc., as may from time to time be offered at indeterminate prices. There are being registered under this registration statement such indeterminate number of units of Enbridge Inc. and Enbridge Finance Company Inc. (collectively, the “Registrants”), as may from time to time be offered at indeterminate prices.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	The estimated registration fee for the securities has been calculated pursuant to Rule 457(o).

(4)	Guarantees by Enbridge Inc. being registered on Form F-10 hereunder are to be sold without separate consideration.

(5)	Includes associated common share purchase rights. The value, if any, attributable to the rights is reflected in the market price of the common shares.

(6)	In U.S. dollars or the equivalent thereof in foreign denominated currencies.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Base Shelf Prospectus

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All shelf information omitted from this shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers together with the base shelf prospectus.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 3000, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone (403) 231-3900), and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

NEW ISSUE	July 28, 2008

ENBRIDGE INC.	ENBRIDGE FINANCE COMPANY INC.
Debt Securities	Debt Securities
Common Shares	Unconditionally guaranteed as to payment of
Preferred Shares	principal, premium, if any, interest and certain
Share Purchase Contracts	other amounts by Enbridge Inc.
Units	Units

US $2,000,000,000

Enbridge Inc. (the “Corporation”) may from time to time offer debt securities, common shares, preferred shares and share purchase contracts (collectively, the “Enbridge Securities”). Enbridge Finance Company Inc. (“EFCI”) may from time to time offer debt securities (the “EFCI Securities”). The Corporation and EFCI may from time to time offer units consisting of any combination of other securities offered hereunder (collectively, with the Enbridge Securities and EFCI Securities, the “Securities”). The EFCI Securities will be unconditionally guaranteed as to payment of principal, premium, if any, interest and certain other amounts by the Corporation. Collectively, the Corporation and EFCI may sell Securities up to an aggregate initial offering price of US $2,000,000,000 (or its equivalent in Canadian dollars or any other currency or currency unit used to denominate the Securities) during the 25 month period that this base shelf prospectus (the “Prospectus”), including any amendments hereto, remains valid. The Corporation and EFCI may from time to time offer and sell the Enbridge Securities, the EFCI Securities and/or the Securities directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and Canada. Such tax consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement (as defined herein). You should read the tax discussion under “Certain Income Tax Considerations” herein and in any applicable Prospectus Supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated and organized under the laws of Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

The specific terms of any offering of Securities will be set forth in a shelf prospectus supplement (a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preferred shares, the number of shares offered and the offering price; (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights and any other specific terms of the debt securities; (iii) in the case of share purchase contracts, the stated amount of such contracts and the specific terms and conditions of such contracts; and (iv) in the case of units, the number of units offered, the terms of the component share purchase contract and debt securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contract by the debt securities or third party obligations and any other specific terms. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

This Prospectus does not qualify for issuance securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify for issuance securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

The Corporation’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange (“TSX”) under the symbol “ENB”. The Corporation’s Preferred Shares, Series A are listed on the TSX under the symbol “ENB.PR.A.” There is currently no market through which the debt securities, the share purchase contracts or units consisting of any combination of Securities offered hereunder may be sold and purchasers may not be able to resell such securities issued under this Prospectus. This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

The Corporation or EFCI may sell the Securities to or through underwriters, dealers or remarketing firms purchasing as principals, directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer, remarketing firm or agent engaged in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the method of distribution, the proceeds to us and any fees, discounts or any other compensation payable to underwriters, dealers, remarketing firms or agents and any other material terms of offering of such Securities.

The head and registered office of the Corporation is located at Suite 3000, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8.

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn.$. “U.S. dollars” or “US $” means lawful currency of the United States. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included in any Prospectus Supplement is determined using Canadian GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. For a discussion of the principal differences between our financial information as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the notes of our consolidated annual financial statements incorporated by reference into this Prospectus. Except as set forth under “Description of Share Capital of the Corporation”, “Description of Debt Securities of the Corporation”, “Payment of Additional Amounts in connection with Debt Securities of the Corporation”, “Tax Redemption of Debt Securities of the Corporation”, “Description of Share Purchase Contracts of the Corporation and Units” and “Description of Debt Securities of EFCI and Guarantee of the Corporation” and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, including EFCI, partnership interests and joint venture investments.

This Prospectus provides a general description of the Securities that the Corporation or EFCI may offer. Each time the Corporation and/or EFCI sell Securities under this Prospectus, the Corporation and/or EFCI, as applicable, will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference” and “Certain Available Information”.

You should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this short form prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this short form prospectus and by any subsequently filed prospectus amendments.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed by the Corporation with the securities commission or similar authority in each of the provinces of Canada and with the United States Securities and Exchange Commission (“SEC”), are specifically incorporated by reference in, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus:

(a) Consolidated comparative financial statements of the Corporation for the year ended December 31, 2007 and the auditors’ report thereon;

(b) Management’s discussion and analysis of financial condition and results of operations of the Corporation for the year ended December 31, 2007;

(c) Consolidated comparative interim financial statement (unaudited) of the Corporation for the three-month period ended March 31, 2008;

(d) Management’s discussion and analysis of financial condition and results of operations of the Corporation for the three-month period ended March 31, 2008;

(e) Management Information Circular of the Corporation dated March 2, 2007 relating to the annual and special meeting of shareholders held on May 2, 2007;

(f) Management Information Circular of the Corporation dated March 5, 2008 relating to the annual and special meeting of shareholders held on May 7, 2008; and

(g) Annual Information Form of the Corporation dated February 20, 2008.

Any documents of the type referred to above, any interim financial statements and related management’s discussion and analysis, material change reports (except confidential material change reports), business acquisition reports and any exhibits to interim financial statements which contain updated interest coverage calculations filed by the Corporation with the various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the expiry of the term of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. In addition, any similar documents filed on Form 6-K or Form 40-F by the Corporation with the SEC after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part, if and to the extent expressly provided in such report. The Corporation’s reports on Form 6-K and its annual report on Form 40-F are available on the SEC’s website at www.sec.gov.

As of the date hereof, EFCI does not directly satisfy the eligibility criteria required to be able to file a prospectus in the form of a short form prospectus or utilize the shelf procedures under Canadian securities legislation. However, because the Corporation will fully and unconditionally guarantee the payments to be made by EFCI in connection with the EFCI debt securities and the Corporation satisfies the prescribed eligibility criteria, EFCI is qualified to avail itself of the short form and shelf prospectus provisions of Canadian securities legislation. As required by Canadian securities legislation, the Corporation has certified the content of this Prospectus which relates to EFCI.

As permitted by Canadian securities laws, EFCI will not file with Canadian securities regulatory authorities separate continuous disclosure information regarding EFCI except for material change reports in the event there is a material change in the business, operations or capital of EFCI that is not a material change in respect of the Corporation. EFCI’s financial results are reflected in the consolidated financial results of the Corporation which financial results will be filed by the Corporation.

Upon a new annual information form and the related annual financial statements and management’s discussion and analysis being filed by the Corporation with and, where required, accepted by the applicable securities regulatory authorities during the term of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements and accompanying management’s discussion and analysis, material change reports and business acquisition reports filed by the Corporation prior to the commencement of the financial year of the Corporation in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the accompanying management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and the accompanying management’s discussion and analysis filed prior to the new interim financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder and upon a new management information circular relating to an annual meeting of shareholders of the Corporation being filed by the Corporation with the applicable securities regulatory authorities during the term of this short form prospectus, the management information circular for the preceding annual meeting of shareholders shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such supplement solely for the purposes of the offering of the Securities offered thereunder.

Updated earnings coverage ratios will be filed quarterly with the applicable securities regulatory authorities, either as exhibits to the Corporation’s unaudited interim and audited annual financial statements or as prospectus supplements and will be deemed to be incorporated by reference into this Prospectus for the purposes of the offering of the Securities.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 3000, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone (403) 231 3900).

CERTAIN AVAILABLE INFORMATION

Enbridge Inc. and EFCI will file with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-10 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the exhibit, if applicable, for a more complete description of the relevant matter, each such statement being qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

Enbridge Inc. is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance therewith files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Under the U.S. Exchange Act, the Corporation is not required to publish financial statements as promptly as United States companies. Such reports and other information will be available on the SEC’s website at www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act. When used in this document, the words “anticipate”, “expect”, “project”, “believe”, “estimate”, “forecast” and similar expressions are intended to identify forward-looking statements, which include statements relating to pending and proposed projects. Such statements are subject to certain risks, uncertainties and assumptions pertaining to operating performance, regulatory parameters, weather and economic conditions exchange rates, interest rates and commodity prices and, in the case of pending and proposed projects, risks relating to design and construction, regulatory processes, obtaining financing and performance of other parties, including partners, contractors and suppliers. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. These forward-looking statements are not facts, but only predictions. Similarly, statements that describe the Corporation’s objectives, plans or goals also are forward-looking statements. Although the Corporation believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. While the Corporation makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. You can find a discussion of those risks and uncertainties in the documents incorporated by reference in this Prospectus under the heading “Risk Factors”. Additional risk factors and related disclosure may also be contained in an applicable Prospectus Supplement. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this Prospectus are made only as of the date of this Prospectus. Except as required by applicable Canadian securities law, the Corporation does not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. The Corporation cannot assure you that projected results or events will be achieved. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

Given the risks and uncertainties of the Corporation’s business, including those discussed and incorporated by reference in the Prospectus under the heading “Risk Factors”, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, the Corporation bases forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that the forward-looking statements described in this Prospectus (and in any Prospectus Supplement) and the documents incorporated by reference in this Prospectus (and in any Prospectus Supplement) may not occur.

THE CORPORATION

The Corporation’s primary business activities are the transportation and distribution of crude oil and natural gas. The Corporation conducts its business through five operating segments: Liquids Pipelines; Gas Pipelines; Gas Distribution and Services; Sponsored Investments; and International.

•	Liquids Pipelines includes the operation of the petroleum mainline system and feeder pipelines that transport crude oil and natural gas liquids in Canada and the United States (“U.S.”).

•	Gas Pipelines represents the Corporation’s interest in natural gas transmission and gathering systems.

•	Gas Distribution and Services consists primarily of natural gas utility operations that serve residential, commercial, industrial and transportation customers in Central and Eastern Ontario. It also includes the Corporation’s investment in Aux Sable, a natural gas fractionation and extraction business, and the Corporation’s commodity marketing business.

•	Sponsored Investments consists of the Corporation’s investments in Enbridge Energy Partners, L.P. and Enbridge Income Fund.

•	The Corporation’s International business consists of investments in Oleoducto Central S.A. (OCENSA), an energy delivery business in Colombia.

Each business segment’s contribution to earnings and revenues is as follows:

	2007		2006		2005
	Revenue	Earnings	Revenue	Earnings	Revenue	Earnings

Liquids Pipelines	9.2%	41.0%	9.8%	44.6%	10.4%	41.1%
Gas Pipelines	2.7%	10.0%	3.3%	9.9%	4.3%	10.8%
Gas Distribution and Services	85.7%	26.3%	84.4%	29.0%	82.2%	32.2%
Sponsored Investments	2.3%	13.8%	2.4%	14.1%	3.0%	11.7%
International(1)	0.1%	13.6%	0.1%	13.5%	0.1%	15.7%
Corporate	—	(4.7)%	—	(11.1)%	—	(11.5)%

Note:

(1)	Includes revenue and earnings from Compaňia Logistica de Hidrocarburos CLH, S.A. (“CLH”). The Corporation’s interest in CLH was sold on June 17, 2008. See “Recent Developments”.

The Corporation was incorporated on April 13, 1970 under the Companies Act of the Northwest Territories and was continued under the Canada Business Corporations Act on December 15, 1987. The registered office and principal place of business of the Corporation are located at Suite 3000, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8.

RECENT DEVELOPMENTS

On June 17, 2008, the Corporation completed the sale of its 25% stake in CLH to a buyers group consisting of subsidiaries of Deutsche Bank AG, the Public Sector Pension Investment Board, Stichting Pensioenfonds Zorg en Welzijn and AMP Capital Investors. The all-cash consideration for the Corporation’s stake totals €876 million (approximately Cdn.$1.36 billion) of which €865 million was received at closing and the balance represents a special dividend that has been declared but not yet received.

ENBRIDGE FINANCE COMPANY INC.

EFCI was incorporated on June 13, 2008 under the Canada Business Corporations Act. The registered office and the principal place of business of EFCI is located at Suite 3000, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8. EFCI is a direct wholly-owned subsidiary of the Corporation. The only business of EFCI is the potential issuance of debt securities unconditionally guaranteed by the Enbridge Inc., as described in this Prospectus and any applicable Prospectus Supplement. EFCI will lend the net proceeds from the sale of EFCI Securities to the subsidiaries of Enbridge Inc.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities, including the net proceeds from the sale of EFCI Securities, will be used for general corporate purposes of the Corporation, which may include capital expenditures, the repayment of indebtedness and the financing of acquisitions. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

EARNINGS COVERAGE RATIO

The following earnings coverage ratios have been calculated on a consolidated basis for the respective 12 month periods ended December 31, 2007 and March 31, 2008 and are derived from audited financial information, in case of December 31, 2007, and unaudited financial information, in the case of March 31, 2008. The following earnings coverage ratios: (i) do not give effect to the issue of any debt securities pursuant to this Prospectus; (ii) do not purport to be indicative of earnings coverage ratios for any future periods; and (iii) have been calculated based on Canadian GAAP. The following earnings coverage ratios give effect to the issuance of all of the Corporation’s currently outstanding debt securities and assume repayment or redemption thereof as of the respective stated maturities of such debt securities.

	December 31, 2007	March 31, 2008

Earnings coverage	2.4 times	2.5 times

DESCRIPTION OF SHARE CAPITAL OF THE CORPORATION

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of non-voting preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any first preferred shares, and to participate rateably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preferred shares.

Under the dividend reinvestment and share purchase plan, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is CIBC Mellon Trust Company at its principal transfer office in Vancouver, British Columbia, Calgary, Alberta, Winnipeg, Manitoba, Toronto, Ontario, Montreal, Québec and Halifax, Nova Scotia. The co-registrar and co-transfer agent for the common shares in the United States is Mellon Investor Services LLC at its principal office in Jersey City, New Jersey.

Shareholder Rights Plan

The Corporation has a Shareholder Rights Plan that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the plan or without approval of the Board of Directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge Inc., 3000, 425-1st Street S.W., Calgary, Alberta, T2P 3L8; telephone: 1-800-481-2804; fax (403) 231-5780; email: investor.relations@enbridge.com.

Preferred Shares

Shares Issuable in Series

The preferred shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

Priority

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preferred shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed only with the approval of the holders of the preferred shares given in such manner as may then be required by law, at a meeting of the holders of the preferred shares duly called for that purpose.

DESCRIPTION OF DEBT SECURITIES OF THE CORPORATION

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge. The following description sets forth certain general terms and provisions of the debt securities of the Corporation. For a description of the debt securities of EFCI, refer to “Description of Debt Securities of EFCI and Guarantee of the Corporation” below. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

The debt securities will be issued under an indenture (the “Indenture”) dated February 25, 2005 between Enbridge and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A form of the Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Certain Available Information”. The following is a summary of the Indenture. For further details, prospective investors should refer to the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture. It provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

The Prospectus Supplement will set forth the following terms relating to the debt securities being offered:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the party to whom any interest on a debt security of the series shall be payable;

•	the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•	the place or places where principal and any premium and interest are payable;

•	the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

•	the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•	if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

•	if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•	if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•	if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•	any addition to or change in the Events of Default applicable to the debt securities of the series and any change in the right of the Trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•	any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

•	if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

•	whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•	the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

•	whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system; and

•	any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest, in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at March 31, 2008, Enbridge’s subsidiaries had outstanding Cdn.$5,472.6 million aggregate principal amount of long-term debt (excluding intercompany indebtedness and non-recourse financings), of which Cdn.$4,073.2 million relates to long-term debt incurred by regulated entities. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness of Enbridge’s subsidiaries.

Form, Denominations and Exchange

Debt securities will be issuable solely as registered securities without coupons in denominations of US $1,000 and integral multiples of US $1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series. The Indenture also provides that debt securities of a series may be issuable in global form.

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

The applicable Prospectus Supplement may indicate the places to register a transfer of debt securities, if other than the corporate trust office of the Trustee. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the debt securities, but the Corporation may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

The Corporation shall not be required to: (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) issue, register the transfer of or exchange any debt securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on debt securities will be made at the corporate trust office of the Trustee, 60 Wall Street, 27th Floor, New York, New York 10005, or the Corporation may choose to pay principal, interest and any premium by (i) check mailed or delivered to the address of the person entitled at the address appearing in the security register of the Trustee or (ii) wire transfer to an account located in the United States of the person entitled to receive payments as specified in the securities register.

Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest will be made to the persons in whose name the debt securities are registered at the close of business on the day or days specified by the Corporation.

Global Securities

The registered debt securities of a series may be issued in whole or in part in global form (a “Global Security”) and will be registered in the name of and be deposited with a depository (the “Depositary”), or its nominee, each of which will be identified in the Prospectus Supplement, if the depository is other than The Depository Trust Company (“DTC”) and if the Trustee’s nominee is other than Cede & Co. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of the successor.

Unless otherwise indicated in an applicable Prospectus Supplement with respect to a series of debt securities, DTC, New York, New York, will act as the depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

If other than as described below, the specific terms of the depository arrangement with respect to any portion of a particular series of debt securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. The Corporation anticipates that the following provisions will apply to all depository arrangements.

Upon the issuance of a Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the Global Security to the accounts of such persons having accounts with such Depositary or its nominee (“participants”). Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by Enbridge if such debt securities are offered and sold directly by the Corporation. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued or if there has occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the debt securities; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any payments of principal, premium, if any, and interest on Global Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of Enbridge, the Trustee or any paying agent for debt securities represented by the Global Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Corporation expects that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of such Depositary or its nominee. The Corporation also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the Indenture.

Any redemption notices relating to the debt securities will be sent to the Depositary. If less than all of the debt securities of a series are being redeemed, the Depositary may determine by lot the amount of the interest of each direct participant in the series to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Corporation as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the relevant record date.

No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a) all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b) to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c) minority interests;

(d) non-cash current assets; and

(e) Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Consolidated Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including, without limitation, common share capital, contributed surplus and retained earnings but excluding preferred share capital) of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation adjusted by the amount by which share capital and contributed surplus has been increased or decreased (as the case may be) from the date of such balance sheet to the relevant date of determination, the whole in accordance with Canadian GAAP.

“Financial Instrument Obligations” means obligations arising under:

(a) any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b) any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c) any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Canadian GAAP, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a) obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b) guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producable in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the holders of the debt securities. Except to the extent that covenants are modified, deleted or added with respect to any series of debt securities, as provided in an applicable Prospectus Supplement with respect to such series of debt securities, the Corporation will make the covenant described under the heading “— Limitation on Security Interests” for the holders of the senior debt securities, but not for the holders of subordinated debt securities, and will make each of the covenants described under the heading “— Other Indenture Covenants” for the holders of all debt securities, unless otherwise indicated in a Prospectus Supplement.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the holders of senior debt securities, but not for the benefit of the holders of subordinated debt securities, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of all debt securities then outstanding shall be secured equally and rateably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

•	Security Interests existing on the date of the first issuance of debt securities by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

•	Security Interests securing Purchase Money Obligations;

•	Security Interests securing Non-Recourse Debt;

•	Security Interests in favour of the Corporation’s subsidiaries;

•	Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

•	Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

•	Security Interests on or against cash or debt securities pledged to secure Financial Instrument Obligations;

•	Security Interests in respect of:

•	certain liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

•	liens and certain rights under leases,

•	certain obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

•	certain liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, labourers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

•	certain rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

•	certain undetermined or inchoate liens incidental to the operations of the Corporation,

•	Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

•	certain easements, rights-of-way and servitudes,

•	certain security to public utilities, municipalities or governmental or other public authorities,

•	certain liens and privileges arising out of judgments or awards, and

•	other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

•	extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

Except to the extent that covenants are modified, deleted or added with respect to any series of debt securities, as provided in an applicable Prospectus Supplement with respect to such series of debt securities, the Corporation will covenant with respect to each series of debt securities to (1) duly and punctually pay amounts due on the debt securities; (2) maintain an office or agency where debt securities may be presented or surrendered for payment, where debt securities may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided, that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the holders of the debt securities.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, the Corporation will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

Waiver of Covenants.

Except as otherwise provided in an applicable Prospectus Supplement with respect to any series of debt securities under the Indenture, the Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant for such series, if before the time for such compliance the holders of a majority of the principal amount of the outstanding securities of the series waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, so long as, among other requirements:

(a) the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the United States of America, or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the debt securities and perform or observe the covenants and obligations contained in the Indenture;

(b) immediately after giving effect to the transaction, no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing; and

(c) if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and the Corporation will be relieved of all obligations and covenants under the Indenture and the debt securities.

Redemption

If and to the extent specified in an applicable Prospectus Supplement, the debt securities of a series will be subject to redemption at the time or times specified therein, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice. Notice of redemption of the debt securities of such series will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after it files them with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after it files them with such securities commissions or securities regulatory authorities.

Events of Default

Unless otherwise specified in an applicable Prospectus Supplement relating to a particular series of debt securities, the following events are defined in the Indenture as “Events of Default” with respect to debt securities of any series:

(a) the failure of the Corporation to pay when due the principal of or premium (if any) on any debt securities or, if the debt securities are convertible into other securities, any amounts due upon the conversion of the debt securities;

(b) the failure of the Corporation, continuing for 30 days, to pay any interest due on any debt securities;

(c) the failure of the Corporation to deposit any sinking fund payment due on any debt securities;

(d) the breach or violation of any covenant or condition (other than as referred to in (a) and (b) above), which continues for a period of 60 days after notice from the Trustee or from holders of at least 25% in principal amount of all outstanding debt securities of any series affected thereby;

(e) default in payment at maturity, including any applicable grace period, or default in the performance or observance of any other covenant, term, agreement or condition, with respect to any single item of Indebtedness in an amount in excess of 5% of Consolidated Shareholders’ Equity or with respect to more than two items of Indebtedness in an aggregate amount in excess of 10% of Consolidated Shareholders’ Equity and, if such Indebtedness has not already matured in accordance with its terms, such indebtedness has been accelerated, if such Indebtedness has not been discharged or such acceleration shall not have been rescinded or annulled within a period of 10 days after there shall have been given, by registered or certified mail, to the Corporation by the Trustee or to the Corporation and the Trustee by the holders of at least 25% of the principal amount of the outstanding debt securities of that series a written notice specifying the default and requiring the Corporation to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled, provided that if the Indebtedness is discharged or the applicable default under the indebtedness is waived, then the Event of Default under the Indenture will be deemed waived;

(f) certain events of bankruptcy, insolvency or reorganization involving the Corporation; or

(g) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default occurs and is continuing with respect to any series of debt securities, then and in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of such series and all interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to the Corporation and the Trustee under certain circumstances (which include payment or deposit with the Trustee of outstanding principal, premium and interest, unless the Prospectus Supplement applicable to an issue of debt securities otherwise provides), may rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding debt securities of all series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of all series affected by such Event of Default.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series affected by such Event of Default, (b) the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of such series affected by such Event of Default have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any instalment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any debt security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. The Indenture or the debt securities may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of debt securities.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding debt securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding debt securities of such series (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of debt securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of such outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with covenants, including the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding debt securities upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding debt securities (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding debt securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent for service of process in any suit or proceeding arising out of or relating to the debt securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

PAYMENT OF ADDITIONAL AMOUNTS IN CONNECTION
WITH DEBT SECURITIES OF THE CORPORATION

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge and the term “debt security” or “debt securities” refers to the debt securities of Enbridge Inc. The following description sets forth additional terms and provisions of the debt securities of the Corporation. not described under “Description of Debt Securities of the Corporation”. For a description of the debt securities of EFCI, refer to “Description of Debt Securities of EFCI and Guarantee of the Corporation” below. The Corporation will provide particular terms and provisions of a series of debt securities in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information. Unless otherwise specified in an applicable Prospectus Supplement, the Corporation will, subject to the exceptions and limitations set forth below, pay to the holder of any debt security who is a non-resident of Canada under the Income Tax Act (Canada) such additional amounts as may be necessary so that every net payment on such debt security, after deduction or withholding by the Corporation or any of its paying agents for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed by the government of Canada (or any political subdivision or taxing authority thereof or therein) (collectively, “Canadian Taxes”) upon or as a result of such payment, will not be less than the amount provided in such debt security or in such coupon to be then due and payable (and the Corporation will remit the full amount withheld to the relevant authority in accordance with applicable law). However, the Corporation will not be required to make any payment of additional amounts:

(a) to any person in respect of whom such taxes are required to be withheld or deducted as a result of such person not dealing at arm’s length with the Corporation (within the meaning of the Income Tax Act (Canada));

(b) to any person by reason of such person being connected with Canada (otherwise than merely by holding or ownership of any series of debt securities or receiving any payments or exercising any rights thereunder), including without limitation a non-resident insurer who carries on an insurance business in Canada and in a country other than Canada;

(c) for or on account of any tax, assessment or other governmental charge which would not have been so imposed but for: (i) the presentation by the holder of such debt security or coupon for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (ii) the holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of, any such taxes, assessment or charge;

(d) for or on account of any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

(e) for or on account of any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment to a person on a debt security if such payment can be made to such person without such withholding by at least one other paying agent the identity of which is provided to such person;

(f) for or on account of any tax, assessment or other governmental charge which is payable otherwise than by withholding from a payment on a debt security; or

(g) for any combination of items (a), (b), (c), (d), (e) and (f);

nor will additional amounts be paid with respect to any payment on a debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income for Canadian federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such debt security.

The Corporation will furnish to the holders of the debt securities, within 30 days after the date of the payment of any Canadian Taxes is due under applicable law, certified copies of tax receipts or other documents evidencing such payment.

Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to a debt security, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context additional amounts are, were or would be payable in respect thereof.

TAX REDEMPTION OF DEBT SECURITIES OF THE CORPORATION

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge and the term “debt security” or “debt securities” refers to the debt securities of Enbridge Inc. The following description sets forth additional terms and provisions of the debt securities of the Corporation, not described under “Description of Debt Securities of the Corporation”. For a description of the debt securities of EFCI, refer to “Description of Debt Securities of EFCI and Guarantee of the Corporation” below. The Corporation will provide particular terms and provisions of a series of debt securities in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Unless otherwise specified in an applicable Prospectus Supplement, each series of debt securities will be subject to redemption at any time at a redemption price equal to the principal amount of the debt securities, together with accrued and unpaid interest to the date fixed for redemption, upon the giving of the notice as described above, if the Corporation (or its successor) determines that (1) as a result of (A) any amendment to or change (including any announced prospective change) in the laws or related regulations of Canada (or the Corporation’s successor’s jurisdiction of organization) or of any applicable political subdivision or taxing authority or (B) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority announced or becoming effective on or after the date specified in the applicable Prospectus Supplement, the Corporation has or will become obligated to pay, on the next interest payment date for the debt securities of the series, additional amounts with respect to any debt security of the series as described under “— Payment of Additional Amounts” above, or (2) on or after the date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court in, Canada (or the Corporation’s successor’s jurisdiction of organization) or any applicable political subdivision or taxing authority, including any of those actions specified in (1) above, whether or not the action was taken or decision rendered with respect to the Corporation, or any change, amendment, application or interpretation is officially proposed, which, in the opinion of the Corporation’s counsel, will result in the Corporation becoming obligated to pay, on the next interest payment date, additional amounts with respect to any debt security of the series, and the Corporation has determined that the obligation cannot be avoided by the use of reasonable available measures.

DESCRIPTION OF SHARE PURCHASE CONTRACTS OF THE CORPORATION AND UNITS

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge. The applicable Prospectus Supplement will describe the terms of any share purchase contracts or units. The description in the prospectus supplement will be qualified in its entirety by reference to (i) share purchase contracts or units, and (ii) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or units.

The following is a general description of the terms of the share purchase contracts the Corporation may issue from time to time and the units the Corporation and EFCI may issue from time to time.

The share purchase contracts are contracts obligating holders to purchase from the Corporation, and obligating the Corporation to sell to holders, a fixed or varying number of common shares of the Corporation at a future date or dates. The consideration per common share and the number of common shares may be fixed at the time that the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of common shares issuable pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and debt securities of Enbridge or EFCI, which are referred to herein as “units”, and may or may not serve as collateral for a holder’s obligations. The share purchase contracts may, in consideration of the obligations thereunder, require the Corporation to make periodic payments to holders of the units, or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Corporation may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts.

DESCRIPTION OF DEBT SECURITIES OF EFCI AND GUARANTEE OF THE CORPORATION

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to the subsidiaries of Enbridge. The following description sets forth certain general terms and provisions of the debt securities of EFCI (the “EFCI Debt Securities”). The particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series will be set forth in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

The EFCI Debt Securities will be issued under an indenture (the “EFCI Indenture”) to be entered into between Enbridge, as guarantor, EFCI, and Computershare Trust Company of Canada (“Computershare”), as trustee. The EFCI Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. As a result of the filing of this Prospectus under the securities legislation in the provinces of Ontario and British Columbia, the EFCI Indenture must also comply with Part V of the Business Corporations Act (Ontario) and Division 8 of the Business Corporation Act (British Columbia). A form of the EFCI Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Certain Available Information”. The provisions of the Indenture described under “Description of Debt Securities of the Corporation — General (second paragraph through the fourth paragraph)”, “— Form, Denominations and Exchange”, “—Global Securities”, “— Modification and Waiver”, “— Defeasance” and “— Governing Law”, shall be incorporated into this section, except that, references in such sections to the Corporation or Enbridge should be read as referring to EFCI (or, where applicable, EFCI and the Corporation), references in such sections to the Trustee should be read as referring to Computershare, references in such sections to the Indenture should be read as referring to the EFCI Indenture and references in such sections to debt securities should be read as referring to EFCI Debt Securities (including, where applicable, the Guarantees thereon). The provisions of the Indenture described under “Description of Debt Securities of the Corporation — Definitions” shall be incorporated into this Section, except that, references in such section to the Indenture should be read as referring to the EFCI Indenture. The following provides a summary of certain provisions unique to the EFCI Indenture or provisions which differ from those in the Indenture. For further details, prospective investors should refer to the description of the Indenture above and the EFCI Indenture.

EFCI may issue EFCI Debt Securities and incur additional indebtedness other than through the offering of EFCI Debt Securities pursuant to this Prospectus.

General

The EFCI Indenture does not limit the aggregate principal amount of EFCI Debt Securities which may be issued under the EFCI Indenture. It provides that EFCI Debt Securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Material Canadian and United States federal income tax considerations applicable to any EFCI Debt Securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of EFCI Debt Securities.

Guarantee

The EFCI Debt Securities will be fully and unconditionally guaranteed by the Corporation as to the payment of principal, interest and premium, if any. The obligations of the Corporation under such guarantee will constitute direct unsecured and unsubordinated obligations of the Corporation and will rank pari passu with all unsecured and unsubordinated debt of the Corporation.

To evidence its guarantee, the Corporation will execute and deliver a guarantee in the form set out in the EFCI Indenture (the “Guarantee”) to be endorsed on each EFCI Debt Security issued under the EFCI Indenture.

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable Prospectus Supplement, the EFCI Debt Securities will be unsecured obligations and will rank equally with all of the other unsecured and unsubordinated indebtedness of Enbridge and EFCI. The EFCI Debt Securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness of Enbridge’s subsidiaries.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on debt securities will be made at the corporate trust office of Computershare, Suite 600 530 8th Ave. S.W., Calgary, Alberta T2P 3S8, or EFCI may choose to pay principal, interest and any premium by (i) check mailed or delivered to the address of the person entitled at the address appearing in the security register of Computershare or (ii) wire transfer to an account located in the United States of the person entitled to receive payments as specified in the securities register.

Covenants

The EFCI Indenture contains promises by EFCI and the Corporation, called “covenants” for the benefit of the holders of the debt securities. Except to the extent that covenants are modified, deleted or added with respect to any series of debt securities, as provided in an applicable Prospectus Supplement and/or supplemental indenture with respect to such series of EFCI Debt Securities, the Corporation will make the covenant described under the heading ‘‘— Limitation on Security Interests” for the holders of the senior debt securities, but not for the holders of subordinated debt securities, and EFCI or the Corporation, as applicable, will make each of the covenants described under the heading “— Other Indenture Covenants” for the holders of all EFCI Debt Securities, unless otherwise indicated in a Prospectus Supplement and/or supplemental indenture.

Limitation on Security Interests

The Corporation agrees in the EFCI Indenture, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of its guarantee shall be secured equally and rateably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

•	Security Interests existing on the date of the first issuance of EFCI Debt Securities by EFCI under the EFCI Indenture or arising after that date under contractual commitments entered into prior to that date;

•	Security Interests securing Purchase Money Obligations;

•	Security Interests securing Non-Recourse Debt;

•	Security Interests in favour of the Corporation’s subsidiaries;

•	Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

•	Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

•	Security Interests on or against cash or debt securities pledged to secure Financial Instrument Obligations;

•	Security Interests in respect of:

•	certain liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

•	liens and certain rights under leases,

•	certain obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

•	certain liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, labourers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

•	certain rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

•	certain undetermined or inchoate liens incidental to the operations of the Corporation,

•	Security Interests contested in good faith by the Corporation or for which payment is deposited with Computershare,

•	certain easements, rights-of-way and servitudes,

•	certain security to public utilities, municipalities or governmental or other public authorities,

•	certain liens and privileges arising out of judgments or awards, and

•	other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

•	extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the EFCI Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The EFCI Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other EFCI Indenture Covenants

Except to the extent that covenants are modified, deleted or added with respect to any series of EFCI Debt Securities, as provided in an applicable Prospectus Supplement and/or supplemental indenture with respect to such series of EFCI Debt Securities, EFCI will covenant with respect to each series of EFCI Debt Securities to (1) duly and punctually pay amounts due on the EFCI Debt Securities; (2) maintain an office or agency where EFCI Debt Securities may be presented or surrendered for payment, where EFCI Debt Securities may be surrendered for registration of transfer or exchange and where notices and demands to EFCI may be served; and (3) deliver to Computershare, within 120 days after the end of each fiscal year, a certificate stating whether or not EFCI or the Corporation is in default under the EFCI Indenture.

Except to the extent that covenants are modified, deleted or added with respect to any series of EFCI Debt Securities, as provided in an applicable Prospectus Supplement and/or supplemental indenture with respect to such series of EFCI Debt Securities, the Corporation will covenant with respect to each series of EFCI Debt Securities to (1) maintain an office or agency where EFCI Debt Securities may be presented or surrendered for payment, where

EFCI Debt Securities may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (2) deliver to Computershare, within 120 days after the end of each fiscal year, a certificate stating whether or not EFCI or the Corporation is in default under the EFCI Indenture, (3) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (4) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided, that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the holders of the EFCI Debt Securities.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, EFCI and the Corporation will each also covenant that each will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that neither EFCI nor the Corporation is required to preserve any right or franchise if its board of directors determines that preservation of the right or franchise is no longer desirable in the conduct of the business of EFCI or the Corporation, as the case may be, and that its loss is not disadvantageous in any material respect to the holders of the EFCI Debt Securities.

Waiver of Covenants.

Except as otherwise provided in an applicable Prospectus Supplement and/or supplemental indenture with respect to any series of EFCI Debt Securities under the EFCI Indenture, EFCI and the Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant for such series, if before the time for such compliance the holders of a majority of the principal amount of the outstanding securities of the series waive compliance with the applicable such term, provision or condition.

Mergers, Consolidations and Sales of Assets

Each of EFCI and the Corporation may consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, so long as, among other requirements:

(a) the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the United States of America, or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the EFCI Debt Securities and perform or observe the covenants and obligations contained in the EFCI Indenture and any Guarantees;

(b) immediately after giving effect to the transaction, no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing; and

(c) if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of EFCI or the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the EFCI Indenture, EFCI, the Corporation, or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the EFCI Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of EFCI or the Corporation, as the case may be, or conveyance, transfer or lease of properties and assets of EFCI or the Corporation, as the case may be, substantially as an entirety, the successor to EFCI or the Corporation, as the case may be, will succeed to every right and power of EFCI or the Corporation, as the case may be, under the EFCI Indenture, and EFCI or the Corporation, as the case may be, will be relieved of all obligations and covenants under the EFCI Indenture and the EFCI Debt Securities.

Redemption

If and to the extent specified in an applicable Prospectus Supplement and/or supplemental indenture, the EFCI Debt Securities of a series will be subject to redemption at the time or times specified therein, at a redemption price not less than the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice. Notice of redemption of the debt securities of such series will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Events of Default

Unless otherwise specified in an applicable Prospectus Supplement or supplemental indenture relating to a particular series of EFCI Debt Securities, in addition to the events described under “Description of Debt Securities of the Corporation — Events of Default”, the following events are defined in the EFCI Indenture as “Events of Default” with respect to EFCI Debt Securities of any series:

(a) the failure to pay when due the principal of or premium (if any) on any debt securities or, if the debt securities are convertible into other securities, any amounts due upon the conversion of the debt securities;

(b) the failure, continuing for 30 days, to pay any interest due on any debt securities;

(c) the failure to deposit any sinking fund payment due on any debt securities;

(d) certain events of bankruptcy, insolvency or reorganization involving EFCI or the Corporation;

(e) any Guarantee shall for any reason cease to be, or asserted in writing by the Corporation not to be, in full force and effect and enforceable in accordance with its terms; or

(f) any other Event of Default provided with respect to EFCI Debt Securities of that series.

Consent to Jurisdiction and Service

Under the EFCI Indenture, each of the Corporation and EFCI agrees to appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 and Computershare agrees to appoint Computershare Trust Company, N.A., 350 Indiana St. Suite 800, Golden, CO 80401, in each case as its authorized agent for service of process in any suit or proceeding arising out of or relating to the EFCI Debt Securities, the Guarantees thereon or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and each party irrevocably submits to such jurisdiction.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an initial investor of the acquisition, ownership and disposition of any Securities offered thereunder, including the Canadian Federal income tax considerations to non-residents of Canada, if applicable.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

The Corporation and EFCI may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation and/or EFCI, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation and/or EFCI or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation and/or EFCI, underwriters, dealers, agents and remarketing firms who participate in the distribution of the Securities may be entitled to indemnification by the Corporation and/or EFCI against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers, agents or remarketing firms may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms”, acting as principals for their own account or as agents of the Corporation and EFCI, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Corporation and EFCI, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

RISK FACTORS

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, investors should consider carefully the risks incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in any Prospectus Supplement before purchasing the Securities offered hereby.

Discussions of certain risks affecting the Corporation in connection with its business are provided in the Corporation’s management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2007 and 2006 filed with the various securities regulatory authorities, which is incorporated by reference in this Prospectus.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to the Securities, certain legal matters relating to Canadian law in connection with the offering of Securities will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada and certain legal matters relating to New York law in connection with the validity of the debt securities will be passed upon for the Corporation by Sullivan & Cromwell LLP, New York, New York. In addition, certain legal matters relating to United States law in connection with the offering of Securities will be passed upon for any underwriters, dealers, agents or remarketing firms by Shearman & Sterling LLP, Toronto, Ontario, Canada.

The partners and associates of McCarthy Tétrault LLP as a group beneficially own, directly or indirectly, less than 1% of the outstanding securities of any class or series of the Corporation.

EXPERTS

The consolidated annual financial statements of the Corporation for the years ended December 31, 2007 and 2006 incorporated by reference in this Prospectus have been so incorporated in reliance on the audit report, which is also incorporated by reference in this Prospectus, of PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta, on the authority of such firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

The Corporation and EFCI are Canadian corporations, and the majority of their assets and operations are located, and the majority of their revenues are derived, outside the United States. We will appoint CT Corporation System, New York, New York, as our agent to receive service of process with respect to any action brought against us in any federal or state court in the State of New York arising from any offering conducted under this Prospectus. However, it may not be possible for investors to enforce outside the United States judgments against the Corporation and EFCI obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation and EFCI are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United Stated federal and state securities laws.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or the accompanying prospectus supplement relating to the securities purchased by a purchaser and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus or the accompanying prospectus supplement relating to the securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the short form prospectus of Enbridge Inc. (the “Corporation”) and Enbridge Finance Company Inc. (“EFCI”) dated July 28, 2008 relating to the issue and sale of up to US $2,000,000,000 of securities, including common shares, preferred shares, debt securities, share purchase contracts and share purchase units of the Corporation and debt securities of EFCI. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated statements of financial position of the Corporation as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. Our report is dated February 20, 2008.

(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Calgary, Alberta, Canada

July 28, 2008

CERTIFICATE OF ENBRIDGE INC.
(AS ISSUER)

Dated: July 28, 2008

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the provinces of Canada.

(signed) “Patrick D. Daniel”	(signed) “J. Richard Bird”
Patrick D. Daniel	J. Richard Bird
President &	Executive Vice President,
Chief Executive Officer	Chief Financial Officer & Corporate
Development

On behalf of the
Board of Directors

(signed) “David A. Leslie”	(signed) “Charles E. Shultz”
David A. Leslie	Charles E. Shultz
Director	Director

CERTIFICATE OF ENBRIDGE FINANCE COMPANY INC.

Dated: July 28, 2008

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the provinces of Canada.

(signed) “J. Richard Bird”	(signed) “Wanda M. Opheim”
J. Richard Bird	Wanda M. Opheim
President	Treasurer
(as Chief Executive Officer)	(as Chief Financial Officer)

On behalf of the
Board of Directors

(signed) “Stephen J. Wuori”	(signed) “Bonnie D. DuPont”
Stephen J. Wuori	Bonnie D. DuPont
Director	Director

CERTIFICATE OF ENBRIDGE INC.
(AS CREDIT SUPPORTER)

Dated: July 28, 2008

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the provinces of Canada.

(signed) “Patrick D. Daniel”	(signed) “J. Richard Bird”
Patrick D. Daniel	J. Richard Bird
President &	Executive Vice President,
Chief Executive Officer	Chief Financial Officer & Corporate
Development

On behalf of the
Board of Directors

(signed) “David A. Leslie”	(signed) “Charles E. Shultz”
David A. Leslie	Charles E. Shultz
Director	Director

ANNEX A
SUPPLEMENTAL UNITED STATES GAAP DISCLOSURES

Report of Independent Auditors on
Supplemental United States GAAP Disclosures

To the Board of Directors of Enbridge Inc.

Our audits of the consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as at December 31, 2007 and 2006 referred to in our report dated February 20, 2008 appearing in the Annual Report on Form 40-F of Enbridge Inc. (the “Company”) for the year ended December 31, 2007 also included an audit of the related “Supplemental United States GAAP Disclosures” of the Company as at December 31, 2007 which is included herein and was prepared pursuant to the disclosure requirement of Item 18 of Form 20-F. In our opinion, the “Supplemental United States GAAP Disclosures” presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta, Canada

February 20, 2008

ENBRIDGE INC.
SUPPLEMENTAL UNITED STATES GAAP DISCLOSURES
December 31, 2007

This information should be read in conjunction with the audited annual consolidated financial statements of Enbridge Inc. (Enbridge or the Company) as at and for the years ended December 2007 and 2006. Significant differences between Canadian and United States generally accepted accounting principles (GAAP) are described in Note 27 of the December 31, 2007 consolidated financial statements. Presentation of the following disclosures would be required under United States GAAP as specified in Item 18 of Form 20-F.

1. ACCOUNTS RECEIVABLE AND OTHER

December 31,	2007	2006
	(millions of
	Canadian dollars)

Trade receivables	1,332.4	1,093.5
Unbilled revenues	362.1	295.3
Regulatory assets	183.7	206.7
Due from affiliates	75.0	213.2
Derivative receivables	79.5	—
Other	356.0	236.9
	2,388.7	2,045.6

Allowance for doubtful accounts receivable was $55.4 million at December 31, 2007 (2006 — $50.6 million).

2. INVENTORY

December 31,	2007	2006
	(millions of Canadian dollars)

Gas	599.2	782.6
Other	110.2	86.3
	709.4	868.9

3. INTANGIBLE ASSETS

Total amortization expense for intangible assets was $8.3 million for the year ended December 31, 2007. In the next five years, the Company expects the following aggregate amortization expense.

(millions of
Canadian dollars)

2008	9.1
2009	8.7
2010	8.3
2011	8.0
2012	7.6

4. SHORT-TERM BORROWINGS

The weighted average interest rate on short-term borrowings for the year ended December 31, 2007 was 4.77% (2006 — 4.28%; 2005 — 3.04%).

5.	ACCOUNTS PAYABLE AND OTHER

December 31,	2007	2006
	(millions of Canadian dollars)

Trade payables	904.7	649.9
Operating accrued liabilities	667.1	500.3
Oil and gas accrued liabilities	359.8	308.5
Deferred credits	194.9	124.1
Other	87.3	141.0
	2,213.8	1,723.8

6. STOCK OPTION AND STOCK UNIT PLANS

The Company does not plan to repurchase any shares related to its four incentive compensation plans during the next fiscal year.

Incentive Stock Options

	Options Vested
		Weighted Average
December 31, 2007		Remaining Life	Weighted Average
Exercise Price	Number	(Years)	Exercise Price

10.00-14.99	441	2.2	13.28
15.00-19.99	1,276	2.4	18.29
20.00-24.99	2,160	4.6	21.28
25.00-29.99	972	6.1	25.74
30.00-34.99	648	7.1	31.73
35.00-38.26	368	8.1	36.47

	5,865	4.7	22.87

The total fair value of options vested for the Incentive Stock Option (ISO) Plan was $7.5 million at December 31, 2007 (2006 — $5.8 million; 2005 — $3.4 million).

Performance Based Stock Options

	Options Vested
		Weighted Average
December 31, 2007		Remaining Life	Weighted Average
Exercise Price	Number	(Years)	Exercise Price

23.15	1,243	2.7	23.15

The total fair value of options vested for the Performance Based Stock Option Plan was $0.7 million at December 31, 2007.

7.	INCOME TAXES

(millions of
Canadian dollars)

Unrecognized Tax Benefits at January 1, 2007	78.0
Gross increases for tax positions of current year	5.0
Gross decreases for tax positions of prior years	(14.0)
Changes in translation of foreign currency	(6.0)
Settlements during the period	(2.0)
Unrecognized Tax Benefits at December 31, 2007	61.0

The unrecognized tax benefits at December 31, 2007, if recognized, would affect the Company’s effective income tax rate. The balance includes an unrecognized tax benefit related to a U.S. tax matter currently under litigation, which could be decided in the next twelve months. It is reasonably possible that a court decision in our favor or in favor of the government could decrease or increase the total amount of unrecognized tax benefits. As a result of these potential changes, the reasonably possible change in the amount of unrecognized tax benefits could be $32.0 million. The Company does not anticipate further adjustments to the unrecognized tax benefits during the next twelve months that would have a material impact on its consolidated financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Income tax expense for the year ended December 31, 2007 includes $2.0 million of interest. As at December 31, 2007, interest and penalties of $7.0 million have been accrued.

The Company and its subsidiaries are subject to either Canadian federal and provincial income tax, U.S. federal, state and local income tax, or the relevant income tax in other international jurisdictions. The Company has substantially concluded all Canadian federal and provincial income tax matters for the years through 2002. All U.S. federal income tax returns and generally all U.S. state and local income tax returns are closed through 2003 for all tax matters with the exception of the ongoing tax litigation. U.S. federal income tax returns for 2005 are currently under examination by the Internal Revenue Service.

8. EMPLOYEE FUTURE BENEFITS

The following amounts were recognized as components of the net pension and OPEB costs in the year offset to Other Comprehensive Income (OCI).

Year Ended December 31,	2007
(millions of
Canadian dollars)

Prior service cost	0.5
Net transitional obligation	(1.0)
Net loss	3.1
2.6

The amounts accumulated ed in OCI that have not yet been recognized as a component of net periodic benefit cost is as follows.

Year Ended December 31,	2007	2006
	(millions of
	Canadian dollars)

Prior service cost	3.5	4.4
Net transitional obligation	(6.7)	(7.6)
Net loss	51.5	74.8
	48.3	71.6

The net amounts recognized in OCI for the year ended December 31, 2007 are as follows.

Prior service cost	(0.9)
Net transitional obligation	0.9
Net loss	(23.3)
(23.3)

The Company estimates that approximately $1.3 million related to pension and OPEB plans at December 31, 2007 will be reclassified into earnings in the next twelve months.

	Pension Benefits	OPEB
	(millions of
	Canadian dollars)

Net transitional obligation	(1.1)	0.5
Prior service costs	0.1	—
Loss	1.5	0.3
Reclassification	0.5	0.8

The after tax amounts recognized in the tables about exclude the Gas Distribution and Services plans since these plans are funded through regulated rates on a cash basis and are not recorded as net pension assets or liabilities.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Section 34 of By-law No. 1 of Enbridge Inc. (“Enbridge”) provides, with regard to indemnity and insurance under the Canada Business Corporations Act (the “CBCA” or the “Act”), in part as follows:

“Indemnity of directors, officers and others.  Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if the individual:

(a) acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.”

Section 9 of By-law No. 1 of Enbridge Finance Company Inc. (“EFCI”) provides that “[t]he corporation will indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.”

The CBCA provides that a corporation may with the approval of a court, indemnify a director or officer, a former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity with respect to any security holder’s derivative action brought pursuant to the CBCA. The CBCA also provides that as of right, in general, the individuals referred to in the foregoing sentence are entitled to indemnity if the individual seeking indemnity: (i) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; (ii) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to herein.

As authorized by Section 35 of its By-law No. 1, Enbridge has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrants, each of the directors and officers of the Registrants and each person who controls the Registrants within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears elsewhere herein.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.	UNDERTAKING.

The Registrants undertake to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.	CONSENT TO SERVICE OF PROCESS.

Concurrently with the filing of this Registration Statement on Form F-10, the Registrants are filing with the Commission written irrevocable consents and powers of attorney on Form F-X.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form F-10 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 28th day of July, 2008.

ENBRIDGE INC.

By	/s/ Wanda Opheim
Vice President, Treasury & Tax

July 28, 2008

ENBRIDGE FINANCE COMPANY INC.

By	/s/ Wanda Opheim
Treasurer

July 28, 2008

III-2

SIGNATURES WITH RESPECT TO ENBRIDGE INC.

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes each of David T. Robottom and Alison T. Love, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on an approved form, and any and all amendments thereto, relating to (i) senior, subordinated or convertible debt securities of Enbridge Inc. (the “Corporation”); (ii) preferred shares of the Corporation; (iii) common shares of the Corporation; (iv) stock purchase contracts of the Corporation; (v) senior, subordinated or convertible debt securities, each fully and unconditionally guaranteed by the Corporation, of a wholly-owned subsidiary of the Corporation to be formed as a special purpose finance vehicle; and (vi) units consisting of any two or more of the foregoing securities, and to file the same, with exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities, on this 28th day of July, 2008.

/s/  Patrick D. Daniel
Patrick D. Daniel
President, Chief Executive Officer and Director

/s/  J. Richard Bird
J. Richard Bird
Executive Vice President, Chief Financial
Officer & Corporate Development

/s/  Colin Gruending
Colin Gruending
Vice President & Controller

/s/  David A. Arledge
David A. Arledge
Chair of the Board of Directors

/s/  James J. Blanchard
James J. Blanchard
Director

/s/  J. Lorne Braithwaite
J. Lorne Braithwaite
Director

III-3

/s/  J. Herb England
J. Herb England
Director

/s/  David A. Leslie
David A. Leslie
Director

/s/  Robert W. Martin
Robert W. Martin
Director

/s/  George K. Petty
George K. Petty
Director

/s/  Charles E. Shultz
Charles E. Shultz
Director

/s/  Dan C. Tutcher
Dan C. Tutcher
Director

/s/  Catherine L. Williams
Catherine L. Williams
Director

III-4

SIGNATURES WITH RESPECT TO ENBRIDGE FINANCE COMPANY INC.

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes each of David T. Robottom and Alison T. Love, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on an approved form, and any and all amendments thereto, relating to (i) senior debt securities of Enbridge Finance Company Inc. (the “Corporation”), each fully and unconditionally guaranteed by Enbridge Inc. and (ii) units of the Corporation and Enbridge Inc., and to file the same, with exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on this 28th day of July, 2008.

/s/  J. Richard Bird
J. Richard Bird
President

/s/  Stephen J. Wuori
Stephen J. Wuori
Vice President

/s/  John K. Whelen
John K. Whelen
Vice President

/s/  Darby J. Wade
Darby J. Wade
Vice President

/s/  Alison T. Love
Alison T. Love
Corporate Secretary

/s/  Colin K. Gruending
Colin K. Gruending
Controller

/s/  Wanda M. Opheim
Wanda M. Opheim
Treasurer

/s/  J. Richard Bird
J. Richard Bird
Director

/s/  Bonnie D. DuPont
Bonnie D. DuPont
Director

/s/  Stephen J. Wuori
Stephen J. Wuori
Director

III-5

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement solely in its capacity as the duly authorized representatives of Enbridge Inc. and Enbridge Finance Company Inc. in the United States, in the City of Houston, State of Texas on July 28th, 2008.

By:	/s/ Chris Kaitson Chris Kaitson Associate General Counsel Authorized Representative in the United States Enbridge (US) Inc. July 28, 2008

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Exhibit Index

Exhibit
Number		Description of Exhibit

4	.1(1)	Consolidated annual financial statements of Enbridge and auditors’ report thereon for the years ended December 31, 2007 and 2006.
4	.2(2)	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enbridge for the years ended December 31, 2007 and 2006.
4	.3(3)	Annual Information Form of Enbridge, dated February 20, 2008.
4	.4(4)	Management Information Circular of Enbridge dated March 2, 2007 relating to the annual and special meeting of shareholders held on May 2, 2007.
4	.5(5)	Management Information Circular of Enbridge dated March 5, 2008 relating to the annual and special meeting of shareholders held on May 7, 2008
4	.6(6)	Consolidated comparative interim financial statement (unaudited) of Enbridge for the three month periods ended March 31, 2008 and March 31, 2007.
4	.7(7)	Management’s discussion and analysis of financial condition and results of operations of Enbridge for the three month period ended March 31, 2008.
5.1		Consent of PricewaterhouseCoopers LLP.
6.1		Powers of Attorney (included on pages III-3 and III-5 of this Registration Statement).
7	.1(8)	Form of Indenture between Enbridge and Deutsche Bank Trust Company Americas (“Enbridge Indenture”), relating to the Debt Securities registered hereunder.
7	.2(9)	Statement of qualification on Form T-1 of Deutsche Bank Trust Company Americas, as Trustee under the Enbridge Indenture.
7.3		Form of Indenture among the Registrants and Computershare Trust Company of Canada (“Registrants Indenture”), relating to the Senior Notes registered hereunder.
7.4		Statement of qualification on Form T-1 of Computershare Trust Company of Canada, as Trustee under the Registrants Indenture.

(1)	Incorporated by reference to Enbridge’s Annual Report on Form 40-F for the year ended December 31, 2007, as filed with the Commission on February 22, 2008 (Exhibit 99.4).

(2)	Incorporated by reference to Enbridge’s Annual Report on Form 40-F for the year ended December 31, 2007, as filed with the Commission on February 22, 2008 (Exhibit 99.5).

(3)	Incorporated by reference to Enbridge’s Annual Report on Form 40-F for the year ended December 31, 2007, as filed with the Commission on February 22, 2008 (Exhibit 99.3).

(4)	Incorporated by reference to Enbridge’s Report on Form 6-K, as filed with the Commission on March 26, 2007.

(5)	Incorporated by reference to Enbridge’s Report on Form 6-K, as filed with the Commission on March 31, 2008.

(6)	Incorporated by reference to Enbridge’s Report on Form 6-K, as filed with the Commission on May 7, 2008.

(7)	Incorporated by reference to Enbridge’s Report on Form 6-K, as filed with the Commission on May 7, 2008.

(8)	Incorporated by reference to Enbridge’s Registration Statement on Form F-10 (Registration No. 333-122526), filed with the Commission on February 3, 2005 (Exhibit 7.1).

(9)	Incorporated by reference to the Enbridge’s Registration Statement on Form F-10 (Registration No. 333-122526), filed with the Commission on February 3, 2005 (Exhibit 7.2).

III-7